Exhibit 4.3

PROLOGIS, L.P.

OFFICERS’ CERTIFICATE

July 23, 2024

The undersigned officers of Prologis, Inc. (“Prologis, Inc.”), the sole general partner of Prologis, L.P. (the “Company”), on behalf of the Company, hereby certify that, pursuant to resolutions adopted by the Board of Directors of Prologis, Inc. (the “Board”) on September 20, 2023 and the Securities Offering Transaction Committee of the Board (the “Committee”) on January 18, 2024, an existing series of 5.250% Notes due 2054 was established by means of an Officers’ Certificate, dated January 25, 2024, in accordance with the Indenture, dated as of June 8, 2011 (the “Base Indenture,” and, as supplemented by the Fifth Supplemental Indenture thereto, the “Indenture”), among the Company, Prologis, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), of which $450,000,000 aggregate principal amount was issued on January 25, 2024 having the following terms and provisions (the “Existing Notes”).

The undersigned officers, on behalf of the Company, acting pursuant to resolutions adopted by the Board on May 9, 2024 and the Committee on July 18, 2024, hereby reopen the existing series of 5.250% Notes due 2054 with the further issuance, creation and establishment of an additional $400,000,000 aggregate principal amount of such notes (the “Additional Notes”) by means of this Officers’ Certificate in accordance with the Indenture, having the following terms and provisions. Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

5.250% Notes due 2054

1.                  The series is entitled the “5.250% Notes due 2054” (the “Notes”).

2.                  The $400,000,000 aggregate principal amount of Additional Notes constitutes a further issuance of the Existing Notes, of which $450,000,000 aggregate principal amount was issued on January 25, 2024. The Additional Notes will form a single series with the Existing Notes under the Indenture. The Notes shall be limited to an aggregate principal amount of $850,000,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.

3.                  The Notes shall bear interest at the rate of 5.250% per annum. The aggregate principal amount of the Notes is payable at maturity on March 15, 2054. The interest on the Notes shall accrue from and including January 25, 2024 or from and including the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable semi-annually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”), commencing on September 15, 2024. Interest shall be paid to persons in whose names the Notes are registered on the March 1 and September 1 preceding the Interest Payment Date, whether or not a Business Day (each a “Regular Record Date”).

4.                  The principal of (and premium or Make-Whole Amount, if any), interest, if any, on the Notes shall be payable, and the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Trustee (including for these purposes, its office, located at 100 Wall Street, Suite 1600, New York, New York 10005).

5.                  At any time prior to the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time at the option of the Company, upon notice of not more than 60 nor less than 10 days prior to the Redemption Date, at a Redemption Price calculated by the Company and equal to the greater of

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date), determined by discounting to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Treasury Rate plus 15 basis points, and

•	100% of the principal amount of such Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, to, but not including, the Redemption Date.

In addition, on or after the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

The following definitions apply with respect to the Make-Whole Amount:

“Par Call Date” means September 15, 2053.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

(1)       The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15”(or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (A) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (B) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (C) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

(2)       If on the third business day preceding the redemption date H.15 TCM is no longer published the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Make-Whole Amount shall be conclusive and binding for all purposes, absent manifest error.

If notice of redemption has been given as provided in the Base Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes shall cease to bear interest on the Redemption Date and the only right of the Holders of the Notes from and after the Redemption Date shall be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

6.                  The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.

7.                  The Notes shall be issuable in book-entry form only, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

8.                  The principal amount of, and the Make-Whole Premium, if any, on, the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

9.                  The Notes shall be denominated in and principal of or interest on the Notes (or Redemption Price) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

10.                Except as provided in paragraph 5 of this Officers’ Certificate, the amount of payments of principal of or interest on the Notes (or Redemption Price) shall not be determined with reference to an index or formula.

11.                Except as set forth herein, in the Indenture or in the Notes, none of the principal of or interest on the Notes (or Redemption Price) shall be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.

12.                Except as set forth in the Indenture or the Trust Indenture Act, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.

13.                The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.

14.                Except as set forth herein, in the Indenture or in the Notes, the Notes shall not be issued in the form of bearer Securities or temporary global Securities.

15.                Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

16.                The Notes shall not be issued upon the exercise of debt warrants.

17.                Article Sixteen of the Base Indenture shall not be applicable to the Notes.

18.                The other terms and conditions of the Notes shall be substantially as set forth in the Indenture, in the Prospectus dated September 15, 2022 (provided the provisions under the heading “Description of Debt Securities of Prologis, L.P.–Guarantees” therein do not apply to the Notes) and the Prospectus Supplements dated January 18, 2024, in the case of the Existing Notes, and July 18, 2024, in the case of the Additional Notes.

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
Name: Anne DeMarco
Title: Vice President and Assistant Secretary

By:
Name: Jessica Polgar
Title: Assistant Secretary

[Signature Page to Officers’ Certificate – 5.250% Notes due 2054]